Exhibit 21.1
SUBSIDIARIES OF REGISTRANT
Below is a listing of our major subsidiaries as of December 31, 2020, their jurisdictions of incorporation, and the name under which they do business. Each is wholly owned unless otherwise noted.

Subsidiary Name	Jurisdiction of Incorporation

Hershey Netherlands B.V.	The Netherlands
Hershey Canada, Inc.	Canada
Hershey Mexico S.A. de C.V.	Mexico
Hersmex S. de R.L. de C.V.	Mexico
Servicios de Hersmex S. de R.L. de C.V.	Mexico
Hershey Chocolate of Virginia LLC	Delaware
Hershey Chocolate & Confectionery LLC	Delaware
Hershey International LLC	Delaware
Reese Candy Corporation	Delaware
CSH Foods, Inc.	Delaware
The Hershey Sourcing Company	Delaware
The Hershey Sales Company	Delaware
The Hershey Investment Company, LLC	Delaware
The Hershey Licensing Company	Delaware
Ripple Brand Collective, LLC	New York
Amplify Snack Brands, Inc.	Delaware
ONE Brands, LLC	Delaware
Artisan Confections Company, LLC	Delaware
Hershey Caribe, Inc.	Puerto Rico
Hershey UK Holding Limited	United Kingdom
Hershey UK Finance Limited	United Kingdom
Hershey Trading GmbH	Switzerland
The Hershey Trading North America Company	Delaware
Hershey India Private Limited	India
Nutrine Confectionery Company Private Limited	India
Hershey (Shanghai) Foods Research and Development Co. Ltd.	China
Hershey Commercial (Shanghai) Co. Ltd.	China
Hershey (China) Investment Management Co., Ltd.	China
Hershey Japan Co., Ltd.	Japan
Hershey Philippines, Inc.	Philippines
Regional Operating HQ	Philippines
Hershey Asia Pacific Pte. Ltd.	Singapore
Hershey Malaysia Sdn. Bhd.	Malaysia
Hershey (Thailand) Co. Ltd.	Thailand
Hershey do Brasil Ltda.	Brazil
Lotte Shanghai Foods Co., Ltd. (50% ownership)	China
LH Foods Co., Limited (50 % ownership)	Hong Kong

The Hershey Company | 2020 Form 10-K | Exhibit 21.1